Exhibit 99.1

Intellia Therapeutics Announces Acquisition of Rewrite Therapeutics

-	Rewrite Therapeutics’ proprietary and versatile DNA writing platform enables a range of novel genome editing strategies

-	Acquisition further expands Intellia’s industry-leading genome editing toolbox by adding a platform that is highly complementary to its existing CRISPR/Cas9 and base editing technologies

CAMBRIDGE, Mass., Feb. 3, 2022 – Intellia Therapeutics, Inc. (NASDAQ:NTLA), a leading clinical-stage genome editing company focused on developing curative therapeutics leveraging CRISPR-based technologies, today announced the acquisition of Rewrite Therapeutics, Inc. (Rewrite), a private biotechnology company focused on advancing novel DNA writing technologies.

Rewrite has developed promising new tools for genome editing, including DNA writing via CRISPR/Cas9-guided polymerases. Founded by pioneering scientists Shakked Halperin, Ph.D., and Professor David Schaffer, Ph.D., of the University of California, Berkeley and backed by Civilization Ventures and Prefix Capital, Rewrite’s DNA writing technology may enable a range of precise editing strategies. These strategies include targeted corrections, insertions, deletions, and the full range of single-nucleotide changes, which could provide new ways to edit disease-causing genes and broaden the therapeutic potential for genomic medicines. Rewrite also has developed an approach that could improve the efficiency of genome editing in non-dividing cell types, a key challenge for some existing editing platforms. Rewrite’s technology could potentially be delivered using Intellia’s lipid nanoparticle (LNP) technology and adeno-associated virus (AAV) vectors.

“At Intellia, we have built the industry’s broadest and deepest genome editing platform by staying at the forefront of new techniques, while also extending the capabilities of CRISPR/Cas9 editing to make precisely targeted changes to DNA,” said Intellia President and Chief Executive Officer John Leonard, M.D. “We could not be more excited to add Rewrite’s additional capabilities to our growing platform, offering us new possibilities and the potential to target diseases beyond those currently being explored in our pipeline.”

Dr. Halperin, Rewrite’s President and Chief Executive Officer and the inventor of Rewrite’s gene editing platform, said:

“Since my initial discovery that CRISPR-guided polymerases could help advance genome editing capabilities, I have focused my efforts on developing a suite of genome editing tools that could one day be used to create innovative and potentially curative treatments for patients with life-threatening diseases. I am thrilled that these inventions will now be leveraged by the industry leader, Intellia, so that the full power and potential of genome editing can be harnessed to benefit patients.”

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As part of this transaction, Intellia will pay the Rewrite shareholders $45 million in an upfront payment and an additional $155 million in pre-specified research and regulatory approval milestones through a mix of Intellia common stock and cash. Additional financial details were not disclosed.

Goodwin Procter, Latham & Watkins and Finnegan acted as Intellia’s legal counsel. Arnold & Porter Kaye Scholer and Wilson, Sonsini, Goodrich & Rosati acted as Rewrite’s legal counsel.

About Intellia Therapeutics

Intellia Therapeutics, a leading clinical-stage genome editing company, is developing novel, potentially curative therapeutics leveraging CRISPR-based technologies. To fully realize the transformative potential of CRISPR-based technologies, Intellia is pursuing two primary approaches. The company’s in vivo programs use intravenously administered CRISPR as the therapy, in which proprietary delivery technology enables highly precise editing of disease-causing genes directly within specific target tissues. Intellia’s ex vivo programs use CRISPR to create the therapy by using engineered human cells to treat cancer and autoimmune diseases. Intellia’s deep scientific, technical and clinical development experience, along with its robust intellectual property portfolio, have enabled the company to take a leadership role in harnessing the full potential of genome editing to create new classes of genetic medicine. Learn more at intelliatx.com. Follow us on Twitter @intelliatweets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements regarding Intellia’s beliefs and expectations regarding: its strategy, business plans and focus; its ability to quickly and efficiently realize the scope and potential of its genome editing technologies, including the technologies acquired in the Rewrite acquisition; its ability to maintain, expand and maximize its intellectual property portfolio, including intellectual property acquired in the Rewrite acquisition, and pipeline, as well as accelerate clinical validation for its platform; the therapeutic value and development potential of CRISPR genome editing technologies and therapies, including the technologies acquired in the Rewrite acquisition; its ability to combine its CRISPR genome editing platform and technologies with the platform and technologies acquired in the Rewrite acquisition; and the expected strategic benefits of the Rewrite acquisition or any current or future collaborations.

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Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks related to Intellia’s ability to protect and maintain its intellectual property portfolio, including the intellectual property acquired in the Rewrite acquisition; risks related to Intellia’s relationship with third parties, including its licensors and licensees; risks related to the ability of Intellia’s licensors to protect and maintain their intellectual property position; uncertainties related to the authorization, initiation and conduct of studies and other development requirements for the new company’s product candidates; the risk that the research-stage technology acquired in the Rewrite acquisition will not be successfully developed and commercialized; and the risk that the results of preclinical studies or clinical studies will not be predictive of future results in connection with future studies. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Intellia’s most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Intellia’s other filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release represent Intellia’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Intellia explicitly disclaims any obligation to update any forward-looking statements, except as required by law.

Intellia Contacts:

Investors:

Ian Karp

Senior Vice President, Investor Relations and Corporate Communications

+1-857-449-4175

ian.karp@intelliatx.com

Lina Li

Director, Investor Relations

+1-857-706-1612

lina.li@intelliatx.com

Media:

Matt Crenson

Ten Bridge Communications

+1-917-640-7930

media@intelliatx.com

mcrenson@tenbridgecommunications.com

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